Exhibit 10.4

Notice of Grant of Award and Award Agreement	Meredith Corporation ID: 42-0410230 1716 Locust Street Des Moines, Iowa 50309-3023
[name and address of Grantee]	Award Number: Plan: ID:	[award #] Meredith Corporation 2004 Stock Incentive Plan [grantee's SSN]

Effective [date], you have been granted Restricted Stock Units with respect to [# of shares] shares of Meredith Corporation (the Company) stock.

The Restricted Stock Units are subject to the attainment of performance goals described in the attached Term Sheet and will become fully vested on the date shown.

Units	Vest Type	Full Vest
[# of units]	On Vest Date	[vest date]

By your signature and the Company's signature below, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Company's 2004 Stock Incentive Plan and the Award Agreement, all of which are attached and made a part of this document.

Meredith Corporation	Date

JOHN ZIESER	Date

RESTRICTED STOCK UNIT AWARD AGREEMENT

You have been selected to be a Participant in the Meredith Corporation 2004 Stock Incentive Plan (the "Plan"), as specified in the attached Notice of Grant of Award and Award Agreement (the "Notice"):

THIS DOCUMENT CONSTITUTES PART OF THE PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THIS AGREEMENT (the "Agreement"), effective as of the date set forth in the attached Notice, is between Meredith Corporation, an Iowa corporation (the "Company") and the Grantee named in the Notice, pursuant to the provisions of the Plan. The parties hereto agree as follows:

1.  Award of Restricted Stock Units. The Company hereby grants to Grantee the number of restricted stock units (the "Units") set forth in the attached Notice subject to the terms and conditions set forth below and in the attached Term Sheet. The term "Units" shall include "Earned Units" as defined below, in appropriate contexts and dividend equivalents credited pursuant to section 4 below.

2.  Restrictions. The Units are being awarded to Grantee subject to the forfeiture conditions set forth below (the "Restrictions") which shall lapse, if at all, on the vesting date set forth in the attached Term Sheet.

      The Units are subject to the attainment of performance goals during the performance period, as described in the attached Term Sheet. The number of Units earned upon the attainment of the performance goals (the "Earned Units") shall be determined by the Compensation Committee of the Board of Directors (the "Committee") upon completion of the performance period.
      Any Units subject to the Restrictions shall be automatically forfeited upon the Grantee's termination of employment with or service as a Non-employee Director of Meredith or a Subsidiary for any reason other than death, disability or retirement.
      For purposes of this Agreement, "disability" and "retirement" shall be determined as follows:

Disability

    Non-employee Director - the Grantee's incapacity due to physical or mental illness to serve on the Board of Directors, or
    Employee - the Grantee's incapacity due to physical or mental illness to perform his or her duties with the Company on a full-time basis for a period of twelve (12) months; and

Retirement

    Non-employee Director - the retirement by the Grantee from employment with his or her principal employer, retirement from the Board of the Company at the end of the full term for which the Grantee was elected, retirement from the Board of the Company at any time after age 70, or retirement at any time with the consent of the Board of the Company, or
    Employee - the termination of the Grantee's employment by retirement in accordance with the then established rules of the Company's tax-qualified retirement plan.
      In the event of the death or disability of the Grantee at any time during the performance period, the Grantee will be deemed to have earned an award based on the target performance goal established by the Committee and a number of shares of Meredith common stock ("Common Stock") equal to the number of deemed Earned Units will be delivered to the Grantee or the Grantee's personal representative.
      In the event of the retirement of the Grantee at any time during the performance period, a number of shares of Common Stock equal to the number of Earned Units will be delivered to the Grantee or the Grantee's personal representative, upon the determination of the number of Earned Units after the end of the performance period.
      In the event of the death, disability or retirement of the Grantee after the end of the performance period, a number of shares of Common Stock equal to the number of Earned Units will be delivered to the Grantee or the Grantee's personal representative.
      In the event of a change in control of the Company (as defined in the Plan) during the performance period, the Grantee will be deemed to have earned an award based on the maximum performance goal established by the Committee and a number of shares of Common Stock equal to the number of deemed Earned Units (or cash equal to the value of the shares) will be delivered to the Grantee after the change in control.
      In the event of a change in control after the end of the performance period, a number of shares of Common Stock equal to the number of Earned Units (or cash equal to the value of the shares) will be delivered to the Grantee after the change in control.
      If Grantee engages, directly or indirectly, in any activity which is in competition with any activity of Meredith or any Subsidiary, or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Meredith or any Subsidiary, all Units shall be forfeited. This determination shall be made by the Committee.

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units (whether or not earned).

3.  Adjustments. If the number of outstanding shares of Common Stock is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

4.  Dividend Equivalents. To compensate for the dividends the Grantee would have received had the Grantee owned a number of shares of Common Stock equal to the number of Earned Units credited to his or her account, the number of Earned Units credited to the Grantee's account at the vesting date shall be multiplied by one (1) plus the cumulative compounded dividend yield on the Common Stock during the period from the date of the determination of the Earned Units until the vesting date. If a dividend is paid in shares of stock of another company or in other property, the Grantee will be credited with the number of shares of that company or the amount of property which would have been received had the Grantee owned a number of shares of Common Stock equal to the number of Earned Units credited to his or her account. The shares or other property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Earned Units and will be paid out in kind at the time the Restrictions lapse.

5.  Delivery of Certificate. The Company shall deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Earned Units on which Restrictions have lapsed plus a cash payment equal to the value of any fractional Earned Unit then credited to the Grantee's account, upon the lapse of Restrictions, or at a later date specified by the Grantee in a Notice of Deferral Election filed with the Committee within 30 days from the date of this Agreement.

6.  Withholding Taxes.

Non-employee Director: The Grantee acknowledges his/her responsibility for the payment of any taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Earned Units and that no taxes will be withheld by the Company.

Employee: The Company is entitled to withhold an amount equal to Meredith's required statutory withholding taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Earned Units. Grantee may satisfy any withholding obligation in whole or in part by electing to have Meredith retain shares of Common Stock deliverable in connection with the Earned Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse, or on the date of delivery in the case of a deferral election, equal to the amount required to be withheld. "Fair Market Value" for this purpose shall be the average of the high and low price for a share of Common Stock on the date the Restrictions applicable to the Earned Units lapse or the date of delivery as reported for the New York Stock Exchange - Composite Transactions in the Wall Street Journal, Midwest edition.

7.  Nontransferability. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units subject to this Award.

8.  Voting and Other Rights.

(a)  Grantee shall have no rights as a stockholder of the Company in respect of the Earned Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing shares of Common Stock in satisfaction of the Earned Units.

(b)  The grant of Units does not confer upon Grantee any right to continue in service as a Non-employee Director or in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee's employment at any time.

(c)  The grant of an award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Meredith, including, but not limited to, the timing of any grant, the amount of the award and vesting provisions.

(d)  The Committee retains the right to reduce the number of Units subject to this Award at any time prior to payment or delivery based on the performance of the Grantee.

9.  Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

10.  Notices. Any written notice under this Award shall be deemed given on the date that is two business days after it is sent in writing, delivered either in hand, by certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized delivery service, which provides proof of delivery, all delivery charges prepaid, and addressed as follows:

To the Company: Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023
Attention: Corporate Secretary

To the Grantee or his or her representative at the address of the Grantee at the time appearing in the employment records of the Company, currently as shown in the attached Notice or

At such other address as either party may designate by notice given to the other in accordance with these provisions.

11.  Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Iowa.

12.  Plan Documents. The Plan and the Prospectus for the Meredith Corporation 2004 Stock Incentive Plan are available at:

http://www.meredith.com/downloads/MeredithCorp2004StockIncentivePlan.pdf or from:

Ms. Terry Rinker

Corporate Services, Meredith Corporation

Mail Stop LS 101-A, 1716 Locust Street, Des Moines, IA 50309-3023

phone: 515-284-3278; fax: 515-284-3933; e-mail: terry.rinker@meredith.com

GRANTEE'S INITIALS	INITIALS OF MEREDITH CORPORATION'S Vice President -General Counsel and Secretary

EPS IV TERM SHEET

PERFORMANCE PERIOD:	Fiscal year ending June 30, 2006.
PERFORMANCE GOAL:

The number of restricted stock units earned during the fiscal year ending June 30, 2006 upon the attainment of the performance goals (the "Earned Units") shall be determined by the Compensation Committee of the Board of Directors and will be based on the growth of the Company's earnings per share ("EPS") for the fiscal year ending June 30, 2006, in accordance with the following chart:

	EPS FY '06	PERCENT OF RSUs EARNED
Threshold
Target
Maximum

In the event the Company's 2006 EPS falls between the threshold and target or between the target and maximum, the actual performance percentage shall be interpolated between the threshold and target performance percentages or between the target and maximum performance percentages, whichever is applicable.

VESTING:

Subject to the Restrictions of the Restricted Stock Unit Award Agreement, the restricted stock units earned during the performance period, as determined above, will vest on [date] if the Grantee is a full-time active employee or Non-employee Director of the Company on that date.